Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Euro RSCG Life NRP
John C. Doyle	Jeannine Medeiros
(650) 266-1407	(415) 901-3709
doyle@renovis.com	jeannine.medeiros@eurorscg.com

RENOVIS CORRECTS AN ERROR IN COMPUTING SHARES SUBJECT TO REPURCHASE

AND RESTATES 2002 AND 2001 NET LOSS PER COMMON SHARE AMOUNTS

Correction Has No Effect On Previously Reported Net Loss, Revenue, Cash Flows Or Working Capital

South San Francisco, California – March 30, 2004 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs to treat neurological diseases and disorders, today announced a correction of its previously reported net loss per common share amount for the full year ended December 31, 2003, and a restatement of its net loss per common share amounts for the full years ended December 31, 2002 and 2001, respectively.

“Following our press release on March 24, 2004 announcing financial results for the fourth quarter and year ended December 31, 2003, we determined that the shares used to compute basic and diluted net loss per common share should be revised to exclude certain shares that were subject to repurchase by the Company during the periods presented,” commented John C. Doyle, Chief Financial Officer of Renovis, “The restatement had no effect on any other financial statement amounts, including the Company’s previously reported net loss, contract revenue, cash flow or working capital.”

The primary impact of the correction and restatement was an increase in the reported net loss per common share amounts for 2003, 2002 and 2001 as outlined in the table below.

	2003	2002	2001
As previously reported:
Basic and diluted net loss per share attributable to common stockholders	$(73.02)	$(23.56)	$(14.56)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	1,167,700	1,064,489	780,295

	2003	2002	2001
As corrected and restated:
Basic and diluted net loss per share attributable to common stockholders	$(87.93)	$(41.94)	$(36.28)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	969,692	597,954	313,093

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Renovis is currently pursuing eight distinct programs, including three product candidates in clinical development. The company’s most advanced product candidate is Cerovive®, an intravenous drug for acute ischemic stroke that is in Phase III clinical trials with our exclusive licensee, AstraZeneca plc. Renovis is independently developing two clinical candidates for the treatment of pain: REN-1654, an oral drug for neuropathic pain in Phase II clinical trials, and REN-213, an intravenous drug for acute post-operative pain, also in Phase II clinical trials. The company’s research and development programs focus on major medical needs in the areas of pain, trauma and stroke, and neurodegenerative diseases.

For additional information about the company, please visit www.renovis.com.